Exhibit 99.1

H E I D R I C K & S T R U G G L E S

NEWS		FOR IMMEDIATE RELEASE
Contact for media:	Eric Sodorff	+1 312-496-1613 or esodorff@heidrick.com
Contacts for analysts:	Eileen Kamerick, CFO	+1 312-496-1557 or ekamerick@heidrick.com
	Todd Welu, Controller	+1 312-496-1637 or twelu@heidrick.com

HEIDRICK & STRUGGLES REPORTS

2005 FIRST QUARTER OPERATING INCOME UP 25 PERCENT

CHICAGO (April 28, 2005)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced a 13 percent increase in consolidated net revenue to $98.6 million in the 2005 first quarter from $87.2 million in the 2004 first quarter. The net revenue increase of 13 percent includes a 2 percent increase from the impact of exchange rate fluctuations.

Operating income in the 2005 first quarter was $6.4 million, up 25 percent from $5.1 million in the 2004 first quarter. The 2005 first quarter operating margin was 6.5 percent compared to the operating margin of 5.9 percent in the 2004 first quarter.

In the 2005 first quarter, net income was $6.9 million, up 62 percent from $4.2 million in the 2004 first quarter. Diluted earnings per share were $0.33 compared to $0.22 in the 2004 first quarter.

“We experienced net revenue increases in every geographic region, driven by strength in the Industrial, Consumer, Professional Services, and Financial Services industry groups. We are pleased to note that the Asia Pacific region continued its strong growth pattern, reporting a 49 percent net revenue increase compared to the prior year,” said Thomas J. Friel, chairman and chief executive officer of Heidrick & Struggles.

Consolidated salaries and employee benefits in the 2005 first quarter were $67.9 million, up 11 percent from $61.4 million in the comparable 2004 quarter. The expense increase was the result of bonus accruals that increase with higher net revenue levels, merit increases effective January 1, 2005 and headcount increases since the first quarter of 2004. Salaries and employee benefits expense as a percent of net revenue declined to 68.9 percent in the 2005 first quarter compared to 70.4 percent in the 2004 first quarter.

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Consolidated general and administrative expenses increased 17 percent to $24.3 million in the 2005 first quarter compared to $20.7 million in the 2004 first quarter, due to higher discretionary spending on recruiting, business development, information technology and training. As a percent of net revenue, consolidated general and administrative expenses were 24.6 percent in the 2005 first quarter compared to 23.8 percent in the 2004 first quarter. In March 2005, discretionary spending plans for the remainder of the year were reduced in order to improve the ratio of general and administrative expense as a percentage of net revenue.

As of March 31, 2005, the company employed 305 consultants, compared to 297 as of December 31, 2004, and 302 as of March 31, 2004. Consultant productivity increased as executive search revenue per consultant rose 12 percent from the 2004 first quarter to an annualized rate of $1.2 million in the 2005 first quarter.

The cash, cash equivalents and short-term investment balance at March 31, 2005 was $185 million, $88 million higher than one year ago, and $38 million lower than the December 31, 2004 balance. Heidrick & Struggles’ Board of Directors authorized a $30 million stock repurchase program in October 2004. To date, the company has repurchased 151,900 shares for a total cost of $4.9 million.

Regional Review

Net revenue for the 2005 first quarter grew in each region compared to the 2004 first quarter, but the growth rates varied. The Americas (formerly reported separately as North America and Latin America) grew 13 percent; Europe grew 6 percent; and Asia Pacific grew 49 percent. Each region was profitable, with 2005 first quarter operating margins of 16 percent in the Americas; 3 percent in Europe; and 25 percent in Asia Pacific as compared to 20 percent in the Americas; 2 percent in Europe; and 16 percent in Asia Pacific in the 2004 first quarter. Total corporate expenses decreased by 8 percent to $5.8 million in the 2005 first quarter from $6.3 million in the 2004 first quarter.

In the Americas, the Industrial, Consumer and Professional Services industry groups reported the most significant net revenue increases in the 2005 first quarter compared to the 2004 first quarter, while the Technology and Health Care industry groups posted the only declines.

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In Europe, net revenue in the 2005 first quarter increased by 6 percent from the 2004 first quarter and includes a 5 percent increase from the impact of exchange rate fluctuations. The Professional Services and Health Care industry groups reported the most significant net revenue increases compared to the 2004 first quarter.

In Asia Pacific, net revenue in the 2005 first quarter increased by 49 percent from the 2004 first quarter and includes a 4 percent increase from the impact of exchange rate fluctuations. Net revenue grew in each industry group compared to the 2004 first quarter, except for the Education/Nonprofit industry group.

Outlook

For the 2005 second quarter, net revenue is anticipated to be in the range of $95 million to $103 million. At those net revenue levels, the company expects that operating income would range from $6 million to $9 million, excluding any restructuring charges. Assuming all of the previously announced estimated restructuring charges of $9 million to $15 million are incurred in the second quarter, the company expects that the operating results would range from breakeven to an operating loss of $9 million. The restructuring, which was first announced in February 2005, is an effort to further improve operating margin in order to meet company-wide profitability objectives.

For the 2005 year, net revenue is anticipated to be in the range of $400 million to $412 million. At those net revenue levels, the company expects that the operating margin would be approximately 10 percent, excluding any restructuring charges. Including expected restructuring charges, estimated to range from $9 million to $15 million, the company expects that the operating margin would range from 6 percent to 8 percent.

For the 2005 year, the company estimates a 20 percent annual tax rate excluding restructuring. The tax rate estimate can be significantly impacted by country-level results, which vary from period to period, and by the timing of any deferred tax asset valuation allowance reversals, and certain discrete items that require recognition in a particular quarter rather than be considered as part of the annual tax rate. In the 2005 first quarter, discrete items provided a net tax benefit resulting in a quarterly tax rate of 10 percent.

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Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Thursday, April 28, 2005 at 9:00 a.m. Central Time (Chicago) to review its 2005 first quarter financial results. The call will last up to one hour and will feature remarks by Thomas J. Friel, chairman and chief executive officer; Eileen A. Kamerick, chief financial officer; and Todd T. Welu, controller. The webcast will be available online, along with any slides accompanying management’s remarks, at www.heidrick.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately 10 minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information, please visit www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$98,582	$87,229	$11,353	13.0%
Reimbursements	6,875	5,199	1,676	32.2%

Total revenue	105,457	92,428	13,029	14.1%

Operating expenses:
Salaries and employee benefits	67,912	61,369	6,543	10.7%
General and administrative expenses	24,277	20,747	3,530	17.0%
Reimbursed expenses	6,887	5,199	1,688	32.5%

Total operating expenses	99,076	87,315	11,761	13.5%

Operating income	6,381	5,113	1,268	24.8%

Non-operating income (expense):
Interest income	1,157	364
Interest expense	(155)	(5)
Net realized and unrealized losses on equity and warrant portfolio, net of the consultant’s share of the losses	(150)	(122)
Other, net	409	(189)

Net non-operating income	1,261	48

Income before income taxes	7,642	5,161
Provision for income taxes	782	936

Net income	$6,860	$4,225

Basic earnings per common share	$0.36	$0.23
Basic weighted average common shares outstanding	19,226	18,489
Diluted earnings per common share	$0.33	$0.22
Diluted weighted average common shares outstanding	20,661	19,427

Salaries and employee benefits as a percentage of net revenue	68.9%	70.4%
General and administrative expenses as a percentage of net revenue	24.6%	23.8%
Operating income as a percentage of net revenue	6.5%	5.9%
Effective tax rate	10.2%	18.1%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended March 31,
	2005	2004	$ Change	% Change	2005 Margin *	2004 Margin *
Revenue:
Americas	$54,577	$48,434	$6,143	12.7%
Europe	34,087	32,119	1,968	6.1%
Asia Pacific	9,918	6,676	3,242	48.6%

Revenue before reimbursements (net revenue)	98,582	87,229	11,353	13.0%
Reimbursements	6,875	5,199	1,676	32.2%

Total	$105,457	$92,428	$13,029	14.1%

Operating Income (Loss):
Americas	$8,853	$9,578	$(725)	-7.6%	16.2%	19.8%
Europe	856	780	76	9.7%	2.5%	2.4%
Asia Pacific	2,490	1,051	1,439		25.1%	15.7%

Total regions	12,199	11,409	790	6.9%	12.4%	13.1%
Corporate	(5,818)	(6,296)	478	7.6%

Total	$6,381	$5,113	$1,268	24.8%	6.5%	5.9%

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$57,665	$98,428
Short-term investments	127,225	124,325
Accounts receivable, net of allowance for doubtful accounts	66,636	51,843
Other receivables	4,689	4,453
Prepaid expenses	10,028	8,377
Income taxes recoverable, net	223	—
Deferred income taxes, net	1,210	2,744

Total current assets	267,676	290,170

Property and equipment, net	25,518	27,677

Other non-current assets:
Assets designated for retirement and pension plans	31,517	32,468
Investments	2,500	4,089
Other non-current assets	4,018	3,406
Goodwill	48,747	48,818
Other intangible assets, net	6,672	6,890
Deferred income taxes, net	9,356	7,766

Total other non-current assets	102,810	103,437

Total assets	$396,004	$421,284

Current liabilities:
Short-term debt	$26	$27
Accounts payable	8,140	10,986
Accrued salaries and employee benefits	52,298	68,044
Other accrued liabilities	40,962	42,843
Current portion of accrued restructuring charges	8,595	10,609
Income taxes payable, net	—	7,463

Total current liabilities	110,021	139,972

Non-current liabilities:
Retirement and pension plans	36,699	37,941
Non-current portion of accrued restructuring charges	20,634	21,632
Other non-current liabilities	5,601	5,613

Total non-current liabilities	62,934	65,186

Stockholders’ equity	223,049	216,126

Total liabilities and stockholders’ equity	$396,004	$421,284